Exhibit 10.1

Execution Version

RESERVE DEVELOPMENT AGREEMENT

between

TOKIO MILLENNIUM RE AG

TOKIO MILLENNIUM RE (UK) LIMITED

and

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

RESERVE DEVELOPMENT AGREEMENT

This RESERVE DEVELOPMENT AGREEMENT (this “Agreement”), effective as of 12:01 a.m. on the Closing Date (the “Effective Date”), is made and entered into by and among Tokio Millennium Re AG (“Tokio AG”), Tokio Millennium Re (UK) Limited (“Tokio UK” and, collectively with Tokio AG, the “Cedent”) and Tokio Marine & Nichido Fire Insurance Co., Ltd. (the “Reinsurer”). Capitalized terms used herein are defined below.

WHEREAS, the Reinsurer and the Purchaser have entered into the Stock Purchase Agreement regarding, among other things, the sale by the Reinsurer and purchase by the Purchaser of all of the issued and outstanding shares of capital stock of Tokio AG and Tokio UK;

WHEREAS, the Purchaser and the Reinsurer have agreed that the Reinsurer will reinsure upon the terms and subject to the conditions stated herein a 95% share of the Cedent’s Ultimate Net Loss in excess of the Retention; and

WHEREAS, this Agreement is entered into as a condition to the Closing of the Stock Purchase Agreement.

ARTICLE I

DEFINITIONS

1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreed Procedures” means those accounting and actuarial procedures set forth on Schedule 1 attached hereto.

“Agreement” shall have the meaning specified in the preamble of this Agreement.

“Allocated Loss Adjustment Expenses” shall mean (i) all obligations for loss adjustment expenses payable as a result of the terms and conditions of the insurance and reinsurance contracts constituting the Reinsured Business and any court, arbitration, mediation or other dispute resolution costs, attorneys’ fees, expenses, pre- and post-judgment interest, and any external costs incurred in connection with the defense, investigation or audit of or negotiations of a dispute, including coverage disputes costs and expenses, involving the Reinsured Business; and

(ii) a pro-rata share of salaries and expenses of in-house counsel, and personnel of the Cedent or any of its Affiliates who, under the circumstances, have been either permanently assigned or temporarily diverted from their normal and customary duties and assigned to the adjustment of a loss covered by this Agreement according to the time occupied in adjusting such loss, excluding, however, office expenses and salaries of all other officials and employees of the Cedent or its Affiliates who are not classified, or temporarily working, as loss adjusters.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, Tokyo, Japan, Zurich, Switzerland or London, United Kingdom are required or authorized by Law to remain closed.

“Ceded Reinsurance” means all reinsurance ceded by the Cedent pursuant to contracts, binders, certificates, policies, treaties or other evidence of reinsurance relating to the Reinsured Business in effect on or prior to the Effective Date, except the reinsurance provided pursuant to this Agreement.

“Ceded Reinsurance Commutation” means, with respect to any portion of the Ceded Reinsurance covering the Reinsured Business, a commutation or other similar transaction that results in the termination of the Ceded Reinsurance with respect to the Reinsured Business.

“Cedent” shall have the meaning specified in the preamble of this Agreement.

“Cedent Extra Contractual Obligations” means those obligations or losses arising from the grossly negligent, intentional or bad faith acts or omissions of the Cedent’s employees, officers or directors, or fraud of an employee, officer or director of the Cedent acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim, in each case as so determined by final adjudication by any order, judgment or decree of a court of competent jurisdiction; provided, that any coverage for bad faith or fraud under this Agreement shall only be permitted to the extent such coverage is not contrary to applicable Law (including, with respect to any coverage for risks reinsured by the United States branch of Tokio AG (“Tokio AG U.S. Branch”), to the extent such coverage is not contrary to the Laws of the State of New York).

“Closing” means the closing of the transactions contemplated by the Stock Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Collateral Requirement” shall have the meaning specified in Section 9.1(e).

“Commutation Effective Date” shall have the meaning specified in Section 8.2(a).

“Dispute Notice” shall have the meaning specified in Section 6.4(b) and Section 8.2(d), as applicable.

“Effective Date” shall have the meaning specified in the preamble of this Agreement.

“Eligible Assets” means and includes U.S. legal tender (“cash”) and U.S. Treasury Bills having a remaining maturity at the time of delivery of not more than one year.

“Estimated Loss Amount” means, as of any date of determination, the sum of (i) Loss Reserves as of such date of determination, plus (ii) Estimated Loss from Unearned Premiums as of such date of determination, plus (iii) the actual paid Losses from the Effective Date to such date of determination, minus (iv) any Recoveries and Reinsurance Recoveries from the Effective Date to such date of determination.

“Estimated Loss from Unearned Premium” means the aggregate estimated loss of the Cedent related to unearned premium in respect of the Reinsured Business, net of Reinsurance Recoverables and calculated in accordance with the Agreed Procedures.

“Extra Contractual Obligations” means those liabilities arising from claims which arise from the handling of any claim relating to the Reinsured Business because of, but not limited to, failure to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith rejecting an offer of settlement or in the preparation of the defense in the trial of any action against its insured or reinsured or in the preparations or prosecution of an appeal consequent upon such action, including losses in excess of policy limits, in each case excluding Cedent Extra Contractual Obligations; provided, that any coverage for bad faith or fraud under this Agreement shall only be permitted to the extent such coverage is not contrary to applicable Law (including, with respect to any coverage for risks reinsured by Tokio AG U.S. Branch, to the extent such coverage is not contrary to the Laws of the State of New York).

“Governmental Action” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, certificate, exemption, order, decree, judgment, injunction, registration, declaration, filing, report or notice of, with or to any Governmental Authority.

“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Impairment Event” means any of the following occurrences:

(a) the Reinsurer becomes insolvent or has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations;

(b) the Reinsurer’s AM Best Rating or Standard & Poor’s Financial Strength Rating has been assigned or downgraded below “A-”; or

(c) the Reinsurer fails to pay any undisputed amounts due hereunder in excess of $10,000,000 and such breach has not been cured within twenty (20) Business Days after written notice thereof from the Cedent.

“Independent Accounting Firm” means KPMG, or if such firm is not available or is unwilling to serve, then an independent and nationally recognized accounting firm upon which the Cedent and the Reinsurer mutually agree in writing, or failing such mutual agreement; within twenty (20) Business Days after the Cedent and the Reinsurer are notified that KPMG is not available or is unwilling to serve, an independent and nationally recognized accounting firm selected by the New York City office of the American Arbitration Association upon the request of the Cedent and the Reinsurer; provided, however that, unless otherwise agreed between the Cedent and the Reinsurer, if the Parent and the Acquiror submit any disputes to an Independent Accounting Firm (as defined in the Stock Purchase Agreement) pursuant to Section 2.05(d) of the Stock Purchase Agreement, such Independent Accounting Firm shall be the Independent Accounting Firm for purposes of Article XII hereof.

“Insurance Department” means in any jurisdiction, the Governmental Authority primarily charged with the regulation of the business of insurance in such jurisdiction.

“Law” means all (i) constitutions, treaties, statutes, laws (including common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (ii) Governmental Actions, (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority, and (iv) rules and policies of any self-regulatory body.

“Layer” means the Cedent’s losses in excess of the Retention up to the Reinsurer’s Aggregate Limit.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“LOC” shall have the meaning specified in Section 9.1(a).

“Loss” or “Losses” means the amount of liability paid or to be paid by the Cedent from and after the Effective Date with respect to claims, including any settlements or compromises or disputed claims, arising out of or relating to the Reinsured Business. Loss shall include all Allocated Loss Adjustment Expenses, Extra Contractual Obligations, and commutations of any Reinsured Business in accordance with the terms and conditions of this Agreement. Loss shall also include profit commissions and No Claims Bonuses paid by the Cedent on the Reinsured Business where profit commissions and No Claims Bonuses were accounted for in the calculation of the Loss Reserves or Estimated Loss from Unearned Premium.

“Loss Reserves” means the aggregate reserves of the Cedent for Losses (including (i) Allocated Loss Adjustment Expenses and (ii) losses incurred but not reported), net of collectible Reinsurance Recoverables.

“Net Retained Liability” shall have the meaning specified in Section 2.2.

“Non-Specific Reinsurance” shall have the meaning specified in Section 2.2.

“Permits” means all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Premium Adjustments” means any increase or decrease of premium under the Reinsured Business after the Effective Date as a result of retrospective premium adjustment provisions with respect to the Reinsured Business.

“Purchaser” means RenaissanceRe Holdings Ltd.

“Purchaser Group” shall have the meaning specified in Section 2.1(b).

“Quarterly Loss Payment” with respect to each calendar quarter during the term of this Agreement, means (i) if the Ultimate Net Loss has never exceeded the Retention, zero; and (ii) if the Ultimate Net Loss has exceeded the Retention, the result of [0.95 x [(a) – (b)]] – (c), where:

(a)	is the Ultimate Net Loss as of the end of such calendar quarter;

(b)	is the Retention; and

(c)	is the sum of all Quarterly Loss Payments paid by the Reinsurer to the Cedent prior to the end of such calendar quarter.

“Quarterly Report” shall have the meaning specified in Section 6.1.

“Recoveries” means salvage and subrogation amounts actually recovered by the Cedent in respect of Losses. “Recoveries” do not include Reinsurance Recoveries.

“Reinsurance Recoverables” means the amount of reinsurance recoverables that are payable under Ceded Reinsurance with respect to Losses incurred by the Cedent.

“Reinsurance Recoveries” means the amount of Reinsurance Recoverables that are (i) actually collected by the Cedent under Ceded Reinsurance with respect to Losses incurred by the Cedent, or (ii) in the event of a Ceded Reinsurance Commutation, actually collected by the Cedent as the commutation payment.

“Reinsured Business” means (i) all insurance and reinsurance contracts of the Cedent (including the entire term of any multi-year policies) that are bound prior to the Effective Date and (ii) all renewals and replacements thereof or amendments or supplements thereto required under contractual terms in effect prior to the Effective Date or under applicable Law, in each case excluding any liabilities ceded by Tokio Millennium Re AG to Tokio Marine and Nichido Fire Insurance Co., Ltd. pursuant to that certain Retrocession Agreement, dated as of the date hereof, relating to third-party capital business. With respect to renewal and/or replacement contracts that are required pursuant to the contractual terms in effect prior to the Effective Date and/or applicable Law, such contracts may be renewed onto any balance sheet within the Purchaser Group and still qualify as Reinsured Business hereunder.

“Reinsurer” shall have the meaning specified in the preamble of this Agreement.

“Reinsurer’s Aggregate Limit” means $ 500,000,000.

“Representative” of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Retention” means the sum of (i) Loss Reserves, plus (ii) Estimated Loss from Unearned Premiums, in each case as of the Effective Date and reflected on the Retention Statement, as finally determined in accordance with Section 6.4 and the Agreed Procedures.

“Retention Statement” shall have the meaning specified in Section 6.4(a).

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of October 30, 2018, as amended, among the Reinsurer, Tokio Marine Holdings and the Purchaser.

“Terminal Settlement Payment” shall have the meaning specified in Section 8.2.

“Terminal Settlement Statement” shall have the meaning specified in Section 8.2.

“Tokio AG U.S. Branch” shall have the meaning set forth in the definition of “Cedent Extra Contractual Obligations”.

“Treasury Rate” means the interest rate on U.S. Treasury bills having a time to maturity of 90 days.

“Trust Account” shall have the meaning specified in Section 9.1(a).

“Trust Agreement” shall have the meaning specified in Section 9.1(a).

“Trustee” shall have the meaning specified in Section 9.1(a).

“Ultimate Net Loss” means, as of any date of determination, the sum of (i) the actual paid Losses from the Effective Date to such date of determination, less (ii) Recoveries and Reinsurance Recoveries from the Effective Date to such date of determination.

ARTICLE II

COVERAGE

2.1. Coverage.

(a) As of the Effective Date, the Cedent hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify and reimburse the Cedent for, an aggregate amount equal to ninety-five percent (95%) of the Cedent’s Ultimate Net Loss in excess of the Retention, in an amount not to exceed the Reinsurer’s Aggregate Limit.

(b) Notwithstanding Section 2.1(a), there shall not be any duplicative payments or indemnities by the Reinsurer under the Stock Purchase Agreement and by the Reinsurer under this Agreement (i.e., no “double recovery” for the same loss). Subject to the immediately preceding sentence, notwithstanding anything to the contrary in this Agreement or any other agreement previously or concurrently entered into between the Reinsurer or any of its Affiliates and the Purchaser or any of its Affiliates in connection with the Stock Purchase Agreement and the transactions contemplated thereby, if the Cedent and/or the Purchaser, its Affiliates, officers, directors, employees, agents and representatives (collectively the “Purchaser Group”) has the right to indemnification or recovery under more than one provision of this Agreement or any such other agreement, the Purchaser Group shall have the right to seek and obtain indemnification or other recovery for all recoveries allowed under each such provision.

2.2. Net Retained Liability. The Cedent shall retain, net and unreinsured, five percent (5%) of the Layer (“Net Retained Liability”); provided, however, that the Reinsurer may purchase Non-Specific Reinsurance that may cover its Net Retained Liability and any recoveries under such Non-Specific Reinsurance shall be disregarded for purposes of determining Ultimate Net Loss. For purposes of this Agreement, “Non-Specific Reinsurance” shall mean either: (i) reinsurance purchased by the Cedent and/or its Affiliates that is designed to protect the Purchaser Group’s combined exposures with respect to certain types of risks which may include Reinsured Business hereunder; and (ii) only with the prior written consent of the Reinsurer (which shall not be unreasonably withheld), reinsurance purchased by the Purchaser Group with respect to the Reinsured Business in order to maintain the Cedent’s corporate risk tolerances, including reinsurance in order to maintain the Cedent’s corporate retention limits or to reduce the Cedent’s exposure to certain exposures outside of its corporate risk tolerances.

ARTICLE III

PREMIUM

3.1. Premium. The Cedent shall pay a premium to the Reinsurer in the amount and in accordance with the terms set forth in Schedule 2 to be annexed hereto.

ARTICLE IV

TRANSFER OR SALE OF REINSURED BUSINESS

4.1. Transfer or Sale within Purchaser Group. The Cedent shall be entitled to transfer or sell, by any means, all or a portion of the Reinsured Business to any balance sheet within the Purchaser Group and such transferred or sold business shall still qualify as Reinsured Business hereunder.

4.2. Transfer or Sale outside of Purchaser Group. With the prior written consent of the Reinsurer (which shall not be unreasonably withheld), the Cedent shall be entitled to transfer or sell, by any means, all or a portion of the Reinsured Business to an entity not within the Purchaser Group and the transfer or sale price shall be treated under this Agreement in a manner agreed to by each of the Reinsurer and the Cedent at the time of such transfer or sale.

ARTICLE V

GENERAL PROVISIONS; REPRESENTATIONS

5.1. Inspection; Cooperation. (a) Upon reasonable prior written notice, the parties to this Agreement or their designated representatives may inspect, at the offices of the Reinsurer or the Cedent where such records are located, any and all books and records of the Cedent or the Reinsurer, respectively, to the extent directly relating to the Reinsured Business, during normal business hours for such period as this Agreement is in effect or for as long thereafter as any rights or obligations of any party survives. The information obtained shall be used only for purposes relating to reinsurance under this Agreement.

(b) The Reinsurer shall have the right, but not the obligation, to associate at its own expense with the Cedent in the adjustment, litigation or negotiation of claims arising from the Reinsured Business; however, the Cedent shall retain ultimate authority on handling of claims.

(c) Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time. Without limiting the foregoing, the Cedent shall cooperate and otherwise take all reasonable steps to permit the Reinsurer to exercise its rights of association in respect of the Reinsured Business.

5.2. Misunderstandings and Oversights. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Cedent and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and, subject to mutual agreement, the parties shall act to correct any agreed misunderstandings or oversights within ten (10) Business Days of such other party’s receipt of such notice. However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement. All payments due with respect to such corrective action shall bear interest at the Treasury Rate then in effect from the date when such amounts would have been paid absent such misunderstanding or oversight to the date of actual payment, unless otherwise mutually agreed by the parties to this Agreement.

5.3. Payments. All payments made pursuant to this Agreement shall be made in immediately available funds.

5.4. Follow the Fortunes. The Reinsurer’s liability for each insurance or reinsurance arrangement constituting the Reinsured Business shall be subject in all respects to the same risks, terms, conditions, definitions, coverages, interpretations, waivers, modifications, alterations, and cancellations as the respective insurances (or reinsurances) of the Cedent (including, without limitation, coverage for any extra-contractual obligations or losses in excess of policy limits as may be covered under any of the insurance or reinsurance arrangements constituting the Reinsured Business). The true intent of this Agreement is that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, including the Reinsurer’s Aggregate Limit, follow the fortunes of the Cedent.

5.5. Administration. (a) The Cedent shall administer the Reinsured Business and Ceded Reinsurance at the Cedent’s sole expense. The Reinsurer shall not be liable for any costs and expenses for the administration of the Reinsured Business, or Ceded Reinsurance, except as set forth in the definition of “Allocated Loss Adjustment Expenses”.

(b) The Cedent shall administer the Reinsured Business and Ceded Reinsurance in a professional and competent manner consistent with the Cedent’s past practice and subject to 5.5(c)-(e) below.

(c) Without the prior written consent of the Reinsurer (such consent not to be unreasonably withheld), the Cedent shall not:

(i) Commute or terminate any Ceded Reinsurance (including any associated reinsurance collateral arrangement);

(ii) Commute or terminate any assumed insurance or reinsurance arrangement constituting the Reinsured Business in excess of $10,000,000;

(iii) Settle a claim on any one Property Other assumed insurance or reinsurance contract in excess of $10,000,000; or

(iv) Settle a claim on any one Property Catastrophe assumed insurance or reinsurance contract in excess of $25,000,000.

(d) The Reinsurer will be deemed to have consented if it fails to respond within:

(i) Ten (10) Business Days of receiving a request pursuant to 5.5(c)(i) or (ii); or

(ii) Two (2) Business Days of receiving a request pursuant to 5.5(c)(iii) or (iv).

(e) If the Reinsurer refuses to consent to a request under 5.5(c) or if circumstances prevented the Cedent from seeking such consent, the Reinsurer shall provide the Cedent with the basis for any objection to a commutation, termination or settlement in writing, following which the parties shall seek to mutually resolve any areas of dispute. If the parties are unable to resolve their dispute, it shall be referred to arbitration pursuant to Article XIII in order to determine the extent to which the Ultimate Net Loss may have increased due to the Cedent acting without prior written consent.

5.6. Representations and Warranties. The Reinsurer hereby represents and warrants to the Purchaser and the Cedent as of the Effective Date as follows:

(a) The Cedent and the Reinsurer are duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and have the corporate and legal power and authority to own, lease and operate their assets, to carry on their business as now conducted and to enter into and consummate the transactions contemplated hereby.

(b) The Cedent and the Reinsurer have duly authorized, executed and delivered this Agreement, which constitutes the legal, valid and binding obligation of the Cedent and the Reinsurer enforceable against the Cedent and the Reinsurer in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) The execution, delivery and performance by the Cedent and the Reinsurer of this Agreement, and the performance by the Cedent and the Reinsurer of their respective obligations hereunder will not (i) conflict with any of the provisions of the articles or certificate of incorporation and bylaws of the Cedent or the Reinsurer, as applicable, (ii) conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien on the shares of issued and outstanding capital stock of the Cedent or any property or asset owned by the Cedent under, any Permit, instrument, contract or other legally binding commitment or agreement to which the Cedent or the Reinsurer is a party or by which any of their respective properties or assets is bound, or (iii) violate any Law applicable to the Cedent or the Reinsurer or their respective properties or assets.

ARTICLE VI

REPORTS; RESERVES

6.1. Quarterly Reports. Within forty-five (45) days after the close of each calendar quarter ending after the Effective Date, the Cedent shall deliver to the Reinsurer a report (the “Quarterly Report”) in a form mutually acceptable to the Cedent and the Reinsurer, containing the following information regarding the Reinsured Business:

(a) Loss Reserves and Estimated Loss from Unearned Premiums as of the beginning of the calendar quarter;

(b) Loss Reserves and Estimated Loss from Unearned Premiums as of the close of the calendar quarter;

(c) Loss actually paid by the Cedent, during the calendar quarter;

(d) Recoveries actually received by the Cedent during the calendar quarter;

(e) Reinsurance Recoveries actually received by the Cedent during the calendar quarter;

(f) Premium Adjustments during the calendar quarter;

(g) A calculation of Ultimate Net Loss as of the close of the calendar quarter;

(h) A calculation of the Quarterly Loss Payment for the calendar quarter;

(i) If security is required pursuant to Article IX, a calculation of the Collateral Requirement as of the end of the calendar quarter; and

(j) All additional information as may be reasonably required by the Reinsurer to prepare its statutory statements filed with insurance regulators or as may be otherwise reasonably requested by the Reinsurer for similar business purposes.

6.2. Payment. If the aggregate amount of Loss actually paid by the Cedent, net of Recoveries and Reinsurance Recoveries, is greater than the Retention, the Reinsurer shall pay to the Cedent any amounts due the Cedent pursuant to Section 2.1 (less any amounts previously paid by the Reinsurer to the Cedent under this Section) within thirty (30) days after the receipt of the Quarterly Report.

6.3. Commercially Reasonable Efforts to Supply Actual Data. In preparing all reports required in this Agreement, the Cedent shall use its commercially reasonable efforts to supply the actual data. If the actual data cannot be supplied with the appropriate report, the Cedent shall so indicate in the report, shall produce estimates thereof and shall provide amended reports based on actual data no more than thirty (30) Business Days after the actual data becomes available and the parties will settle any additional amounts due within ten (10) Business Days thereafter.

6.4. Calculation of Retention. (a) Within sixty (60) days following the Closing Date, the Cedent shall prepare and deliver to the Reinsurer a detailed calculation of the (i) Loss Reserves and (ii) Estimated Loss from Unearned Premiums, each determined in accordance with the Agreed Procedures (the “Retention Statement”).

(b) The Reinsurer shall have thirty (30) days following receipt of the Retention Statement to review the calculation of the Retention, and to notify the Cedent in writing if it disputes any aspect of the calculation of the Retention set forth in the Retention Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. The Reinsurer shall be conclusively deemed to have accepted all items and amounts contained in the Retention Statement other than the items identified in the Dispute Notice. In connection with the Reinsurer’s review of the Retention Statement, the Cedent shall permit, and shall cause its Representatives to permit, the Reinsurer and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to (i) the relevant books, records and employees of the Cedent and (ii) all relevant work papers, schedules, memoranda and other documents prepared by the Cedent or its Representatives in connection with its preparation of its calculation of the Retention.

(c) In the event that the Reinsurer shall deliver a Dispute Notice to the Cedent, the Cedent and the Reinsurer shall attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Retention shall be made in accordance with the resolution of the Cedent and the Reinsurer, then the Cedent and the Reinsurer shall set forth any such resolution in writing. If the Cedent and the Reinsurer are unable to resolve any such dispute within thirty (30) Business Days (or such longer period as the Cedent and the Reinsurer shall mutually agree in writing) of the Reinsurer’s delivery of such Dispute Notice, the Cedent and the Reinsurer shall promptly submit to the Independent Accounting Firm any remaining items in dispute for resolution pursuant to the procedures set forth in Article XII, and any determination of the Independent Accounting Firm shall be final and binding on the parties.

(d) To the extent that there are any Premium Adjustments that occur after the Effective Date, the Retention will be updated in accordance with the Agreed Procedures.

ARTICLE VII

DURATION: TERMINATION

7.1. Reinsurer’s Liability. This Agreement shall commence as of the Effective Date and continue in force until the earlier of (i) the date that the Reinsurer has actually paid an aggregate net amount in respect of Ultimate Net Loss equal to the Reinsurer’s Aggregate Limit, (ii) such time as the Cedent has no further liability with respect to the Reinsured Business and all amounts due to the Cedent under this Agreement have been paid by the Reinsurer and (iii) this Agreement is commuted in full and all amounts due to the Cedent under this Agreement have been paid by the Reinsurer.

ARTICLE VIII

COMMUTATION

8.1. Commutation by Agreement. Except as set forth in Section 8.2, this Agreement may only be commuted in accordance with the prior written agreement of the parties to this Agreement. The parties agree to negotiate in good faith a full commutation of this Agreement as of the fifth (5th) anniversary of the Effective Date and until commuted as of every anniversary thereafter, and the parties agree that the terms of any commutation of this Agreement shall be fair and equitable to the parties hereto.

8.2. Commutation Following Impairment Event.

(a) Upon the occurrence of an Impairment Event, the Cedent shall have the right (but not the obligation) to commute all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect commutation. The commutation shall be effective on the date specified in such notice (the “Commutation Effective Date”); provided, that the Commutation Effective Date shall be at least ten (10) calendar days but no more than six (6) months following the date of such notice.

(b) In the event of a commutation pursuant to Section 8.2(a), the Reinsurer shall make a final payment (a “Terminal Settlement Payment”) to the Cedent in an amount equal to the result of [0.95 x [(i) – (ii)]] – (iii) – (iv), where:

(i) is the Estimated Loss Amount as of the Commutation Effective Date;

(ii) is the Retention;

(iii) is the sum of all Quarterly Loss Payments paid by the Reinsurer to the Cedent prior to the Commutation Effective Date; and

(iv) is the discount for the present value of the result of the foregoing clauses (i)-(iii), based on the average remaining duration for the Reinsured Business and a discount interest mechanism to be mutually agreed by the parties to this Agreement at the time of such calculation.

(c) Within sixty (60) days following the Cedent’s delivery of a notice of its election to commute this Agreement pursuant to Section 8.2(a), the Cedent shall prepare and deliver to the Reinsurer a detailed calculation of the Terminal Settlement Payment (the “Terminal Settlement Statement”).

(d) The Reinsurer shall have thirty (30) days following receipt of the Terminal Settlement Statement to review the calculation of the Terminal Settlement Payment, and to notify the Cedent in writing if it disputes any aspect of the calculation of the Terminal Settlement Payment set forth in the Terminal Settlement Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. The Reinsurer shall be conclusively deemed to have accepted all items and amounts contained in the Terminal Settlement Statement other than the items identified in the Dispute Notice. In connection with the Reinsurer’s review of the Terminal Settlement Statement, the Cedent shall permit, and shall cause its Representatives to permit, the Reinsurer and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to (i) the books, records and relevant employees of the Cedent and (ii) all relevant work papers, schedules, memoranda and other documents prepared by the Cedent or its Representatives in connection with its preparation of its calculation of the Terminal Settlement Payment.

(e) In the event that the Reinsurer shall deliver a Dispute Notice to the Cedent, the Cedent and the Reinsurer shall attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Terminal Settlement Payment shall be made in accordance with the resolution of the Cedent and the Reinsurer, then the Cedent and the Reinsurer shall set forth any such resolution in writing. If the Cedent and the Reinsurer are unable to resolve any such dispute within thirty (30) Business Days (or such longer period as the Cedent and the Reinsurer shall mutually agree in writing) of the

Reinsurer’s delivery of such Dispute Notice, the Cedent and the Reinsurer shall promptly submit to the Independent Accounting Firm any remaining items in dispute for resolution pursuant to the procedures set forth in Article XII, and any determination of the Independent Accounting Firm shall be final and binding on the parties.

(f) Any payment required to be made by the Reinsurer under Section 8.2 shall be made by wire transfer within five (5) Business Days of the determination of such amount, including the final determination of any payment amount pursuant to Article XII.

ARTICLE IX

COLLATERAL

9.1. Collateral.

(a) If the Reinsurer has experienced an Impairment Event and the Cedent has not yet elected to commute this Agreement in full pursuant to Section 8.2, at the Cedent’s request, the Reinsurer shall provide collateral as security for the Reinsurer’s obligations to the Cedent hereunder, in accordance with this Article IX. Within ten (10) Business Days after the Cedent’s delivery of notice to the Reinsurer requiring that the Reinsurer provide collateral pursuant to this Section 9.1, the Reinsurer shall deliver to the Cedent security in the form of (i) clean, irrevocable and unconditional letters of credit issued by a bank or banks acceptable to the Cedent (“LOCs”) and/or (ii) Eligible Assets valued at fair market value in a trust account (a “Trust Account”) with a trustee (the “Trustee”) reasonably acceptable to the Cedent naming the Cedent as sole beneficiary thereof, in the aggregate amount equal to the Collateral Requirement as of the end of the calendar quarter immediately preceding the Cedent’s written notice. The parties agree to negotiate in good faith the form of trust agreement pursuant to which the Reinsurer will establish and maintain with the Trustee the Trust Account (the “Trust Agreement”).

(b) Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments, endorsements, medallion guaranteed stock powers, and medallion guaranteed bond powers in blank as appropriate in each instance for the type of asset, to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignment, conveyance or transfer, in order that the Cedent, or the trustee upon the direction of the Cedent, may whenever necessary negotiate the assets, attach the endorsements and record the assignments without any additional consent or signature from the Reinsurer or any other entity.

(c) The amount of security provided by the Reinsurer shall be adjusted following the end of each calendar quarter to be equal to the Collateral Requirement as of the end of such calendar quarter as follows:

(i) If the aggregate face amount of the LOCs and the fair market value of the Eligible Assets held in the Trust Account at the end of any calendar quarter is less than the Collateral Requirement as of the end of such calendar quarter, calculated based on the most recent Quarterly Report, the Reinsurer shall, no later than ten (10) Business Days following receipt of Quarterly Report, increase the face amount of the LOCs and/or transfer additional Eligible Assets to the Trust Account so that the aggregate face amount of the LOCs and the fair market value of the Eligible Assets held in the Trust Account is not less than the Collateral Requirement as of the end of such calendar quarter.

(ii) If the aggregate face amount of the LOCs and the fair market value of the Eligible Assets held in the Trust Account at the end of any calendar quarter exceeds the Collateral Requirement as of the end of such calendar quarter, calculated based on the most recent Quarterly Report, the Reinsurer shall have the right to decrease the face amount of the LOCs and/or withdraw Eligible Assets from the Trust Account in accordance with the terms of the Trust Agreement.

(d) The Cedent and the Reinsurer agree that the LOC may be drawn upon by the Cedent and the assets maintained in the Trust Account may be withdrawn by the Cedent, including without limitation by any liquidator, rehabilitator, receiver or conservator of the Cedent, without diminution because of insolvency on the part of the Cedent or the Reinsurer at any time without notice to or consent from the Reinsurer, but only for one or more of the following purposes:

(i) to pay or reimburse the Cedent for amounts due to the Cedent hereunder, to the extent such amount has not been paid by the Reinsurer within twenty (20) Business Days following the Reinsurer’s receipt of a written notice thereof; and

(ii) to make payments to the Reinsurer of amounts held in the Trust Account in excess of the amount required to be maintained by the Reinsurer in the Trust Account.

(e) The term “Collateral Requirement”, as of any date of determination, means 100% of the result of [0.95 x [(i) – (ii)]] – (iii), where:

(i) is the Estimated Loss Amount as of such date of determination;

(ii) is the Retention; and

(iii) is the sum of all Quarterly Loss Payments paid by the Reinsurer to the Cedent prior to such date of determination.

ARTICLE X

INSOLVENCY

10.1. Payments. In the event of the insolvency of the Cedent, payments due the Cedent on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be paid by the Reinsurer directly to the Cedent or to its domiciliary liquidator on the basis of the liability of the Cedent under the policy or policies reinsured, subject to court approval, without diminution because of the insolvency of the Cedent. It is agreed and understood, however, that (i) in the event of the insolvency of the Cedent, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Cedent with respect to the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defenses which it may deem available to the Cedent or its domiciliary liquidator.

10.2. Continuity of Terms. In the event of the insolvency of the Cedent, the terms of this Agreement shall continue in full force and effect.

ARTICLE XI

EXCLUSIONS

11.1. Exclusions. The following shall be excluded from the definition of “Ultimate Net Loss” and not covered by this Agreement:

(a) Any liability paid by the Cedent prior to the Effective Date; and

(b) Any liability of any tax, whether the tax is denominated as an income tax, excise tax, premium tax, surplus lines tax or any other tax assessment.

ARTICLE XII

INDEPENDENT ACCOUNTING FIRM

12.1. Dispute Resolution. In the event that the Cedent and Reinsurer are unable to mutually resolve a dispute pursuant to Section 6.4, or Section 8.2, the Cedent and the Reinsurer shall promptly submit to the Independent Accounting Firm for resolution those items remaining in dispute pursuant to the following procedures:

(a) The Cedent and the Reinsurer agree to enter into a customary engagement letter with the Independent Accounting Firm, and any fees, costs or expenses of the Independent Accounting Firm (and the American Arbitration Association if engaged pursuant to the definition of Independent Accounting Firm) in respect of its services as contemplated by this Section 12.1 shall be borne by the parties in reverse proportion to the relative success of the parties on the disputed items submitted to the Independent Accounting Firm, with such determination of relative success made by the Independent Accounting Firm, or if the Independent Accounting Firm is unwilling to make such determination, then such fees, costs and expenses shall be borne fifty percent (50%) by the Reinsurer and fifty percent (50%) by the Cedent.

(b) The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission of the dispute thereto and, in any case, as promptly as practicable after such submission. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 12.1 and any other relevant provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Cedent or the Reinsurer or less than the smallest value for such item claimed by either the Cedent or the Reinsurer.

(c) In connection with the Independent Accounting Firm’s consideration of the dispute submitted to it, each party shall permit, and cause its Affiliates and Representatives to permit, the Independent Accounting Firm and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by such Party or its Representatives in connection with its preparation of the disputed statement and/or the Dispute Notice, as the case may be, and to personnel of such Party and its Affiliates and any other information which the Independent Accounting Firm or any Representative thereof reasonably requests, and the parties hereto shall, and shall cause their respective Affiliates and Representatives to, otherwise cooperate with the Independent Accounting Firm and its Representatives in connection therewith.

(d) Any determination of the Independent Accounting Firm shall be final and binding on the parties.

ARTICLE XIII

ARBITRATION

13.1. Resolution of Damages. Except as otherwise provided in this Agreement, including in Section 6.4 and Section 8.2, as a condition precedent to any right arising under this Agreement, any dispute between the Cedent and the Reinsurer arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this Article XIII. In the event of a conflict between this Section 13.1 and any other provision of this Agreement, this Section 13.1 shall prevail and the right of either party to commence proceedings before any other court or tribunal shall be limited to the process of enforcement of any award made pursuant to arbitration conducted in accordance with this Article XIII. Either party may initiate arbitration of any such dispute by giving written notice to the other party by registered mail or a recognized overnight courier of its intention to arbitrate and of its appointment of an arbitrator in accordance with Section 13.3.

13.2. Composition of Panel. Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Sections 13.3 and 13.4.

13.3. Appointment of Arbitrators. The party requesting arbitration (hereinafter referred to as the “claimant”) shall appoint an arbitrator and give written notice thereof, by registered mail or a recognized overnight courier to the other party (hereinafter referred to as the “respondent”) together with its notice of intention to arbitrate. Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the notice or intention to arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the claimant thereof in a like manner. Before instituting a hearing, the two arbitrators so appointed shall choose an impartial umpire. If, within thirty (30) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be appointed by the President of the American Arbitration Association. The arbitrators shall be present or former executives or officers of property and casualty insurance or reinsurance companies. The arbitrators and umpire shall be disinterested individuals and not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

13.4. Failure of a Party to Appoint Arbitrator. If the respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be appointed by the President of the American Arbitration Association, and shall then, together with the arbitrator appointed by the claimant, choose an umpire as provided in Section 13.3.

13.5. Choice of Forum. Any arbitration instituted pursuant to this Article XIII shall be held in New York, New York or such other place as the parties may mutually agree; provided, that, notwithstanding the location of the arbitration, any arbitration or other legal proceeding pursuant to this Agreement shall be governed by the laws of the State of New York in accordance with Section 14.7.

13.6. Submission of Dispute to Panel. Unless otherwise extended by the arbitration panel, or agreed to by the parties, the claimant shall submit its brief to the panel within forty-five (45) days after the selection of an umpire. The respondent shall submit its brief within forty-five (45) days thereafter. The claimant may submit a reply brief within thirty (30) days after the filing of the respondent’s brief. Notwithstanding anything herein to the contrary, the time period for submission of the case to the panel may be extended or modified by mutual consent of the parties.

13.7. Procedure Governing Arbitration. Each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the panel shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the panel. The panel shall be the final judge of the procedures of the panel, the conduct of the arbitration of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the panel shall have the authority to issue subpoenas and other orders to enforce their decisions.

13.8. Arbitration Award. The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.

13.9. Cost of Arbitration. Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall equally bear with the other parties the expense of the umpire and the arbitration.

13.10. Limit of Authority. It is agreed that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1. Headings. Headings used herein are not a part of this Agreement and shall not affect the terms hereof.

14.2. Notices. All notices, requests, demands and other communications hereunder must be in writing (including facsimile transmission or electronic mail) and shall be deemed to have been duly given (i) when received if delivered by hand against written receipt, (ii) when received if sent by facsimile transmission or electronic mail between 9:00 a.m. and 5:00 p.m. on a Business Day, provided such transmission is confirmed by the transmitting machine or e-mail system of the sender, or (iii) if sent by overnight courier, two (2) Business Days after delivery to a recognized major overnight courier service, fees prepaid. In each case notices shall be addressed as follows:

If to the Cedent:

RenaissanceRe Holdings Ltd.

12 Crow Lane

Pembroke HM19, Bermuda

Attention: General Counsel

E-mail: shw@renre.com

If to the Reinsurer:

Tokio Marine & Nichido Fire Insurance Co., Ltd.

2-1 Marunouchi 1-Chome

Chiyoda-ku, Tokyo, Japan, 100-8050

Tel: 81-3-6267-5775

Fax: 81-3-6267-5755

Attention: Tomoya Kittaka, General Manager,

Global Division, Commercial Lines Marketing Department

E-mail: TOMOYA.KITSUTAKA3@tmnf.jp

or to such other address or to such other Person as either party may have last designated by notice to the other party.

14.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right or obligation hereunder, may be assigned by either party without the prior written consent of the other party; provided, that the Reinsurer may assign this Agreement to a third party reinsurer with the prior written consent of the Cedent, which consent shall not be unreasonably withheld. Any assignment in violation of this Section 14.3 shall be void and shall have no force and effect.

14.4. Execution in Counterpart. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

14.5. Currency. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. Amounts paid or received by the Cedent in currency that is not United States Dollars shall be converted to United States Dollars at the rate of exchange at which such transactions are converted on the books of the Cedent.

14.6. Amendments. This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Cedent and the Reinsurer; provided, that, as and to the extent required by New York Law, this Agreement shall not be amended without the prior approval or non-objection of the New York Department of Financial Services.

14.7. Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

14.8. Entire Agreement; Severability. (a) This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of the subject matter hereof and thereof.

(b) If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

(c) If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be void in such state, but this shall not affect the validity or enforceability of such provision in any other jurisdiction.

14.9. No Waiver; Preservation of Remedies. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

14.10. Third Party Beneficiary. Except as expressly provided for in the insolvency subsection above or in Section 14.3 of this Agreement, nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement; provided, that the parties expressly agree and acknowledge that the Purchaser is also a third party beneficiary for purposes of Section 5.5 of this Agreement.

14.11. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

14.12. Interpretation. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Nothing affecting the validity or enforceability of any agreement entered into between the Reinsurer or any of its Affiliates and the Purchaser or any of its Affiliates in connection with the Stock Purchase Agreement and the transactions contemplated thereby shall affect the validity or enforceability of this Agreement.

14.13. Incontestability. In consideration of the mutual covenants and agreements contained herein, each party hereto does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party does hereby agree that it shall not, directly or indirectly, contest the validity or enforceability hereof.

14.14. Service of Suit. It is agreed that in the event of the failure of the Reinsurer to pay any amount claimed to be due to Tokio AG U.S. Branch hereunder, the Reinsurer, at the request of the Cedent, will submit to the jurisdiction of a court of competent jurisdiction within the State of New York. Nothing in this Section 14.14 constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the State of New York, to remove an action to a federal or state court located in the State of New York, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Tokio Marine North America, Inc., 1221 Avenue of the Americas, Suite 1500, New York, NY 10020, and that in any suit instituted, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal. Further, the Reinsurer hereby designates the Superintendent of the New York State Department of Financial Services or other officer specified for that purpose in the New York Insurance Law, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Tokio AG U.S. Branch arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof. This Section 14.14 will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in Article XIII. This Section 14.14 is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to Article XIII for resolving disputes arising out of this Agreement.

14.15. Survival. Article XIII and Article XIV shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

TOKIO MILLENNIUM RE AG

By	/s/ Michael J. Schell
Name: Michael J. Schell
Title: Non-Executive Director

TOKIO MILLENNIUM RE (UK) LIMITED

By	/s/ Kiichiro (Ken) Hatakeyama
Name: Kiichiro (Ken) Hatakeyama
Title: Non-Executive Director

TOKIO MARINE & NICHIDO FIRE INSURANCCE CO., LTD.

By	/s/ Satoru Komiya
Name: Satoru Komiya
Title: Senior Managing Director